Securities Act File No. 333-206049
Investment Company Act File No. 811-21236

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      /X/

PRE-EFFECTIVE AMENDMENT NO.      /_/

POST-EFFECTIVE AMENDMENT NO. 1      /X/

__________________________________________________________________

DREYFUS STOCK FUNDS
 (Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:
David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
__________________________________________________________________

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Dreyfus International Value Fund, a series of Advantage Funds, Inc., with and into Dreyfus International Equity Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on August 3, 2015 and the definitive versions thereof filed with the SEC on September 9, 2015 pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

__________________________________________________________________

PART C. OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 31 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on January 28, 2016 ("Post-Effective Amendment No. 31") (File No. 333-100610).

Item 16	Exhibits.

(1)(a)
Registrant's Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) of Pre-Effective Amendment No. 1 to the Registration Statement, filed on January 23, 2003.

(1)(b)	Certificate of Amendment is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 24 to the Registration Statement, filed on January 16, 2015 ("Post-Effective Amendment No. 24").

(1)(c)	Certificate of Amendment is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 28 to the Registration Statement, filed on May 28, 2015 ("Post-Effective Amendment No. 28").

(2)
Amended and Restated By-Laws are incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 17 to the Registration Statement, filed on January 27, 2012 ("Post-Effective Amendment No. 17").

(3)	Not Applicable.

(4)
Agreement and Plan of Reorganization is incorporated by reference to the definitive version of the Registrant's Registration Statement on Form N-14 (the "N-14 Registration Statement") (File No. 333-206049), filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on September 9, 2015.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)	Investment Advisory Agreement is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 8 to the Registration Statement, filed on July 27, 2007.

(7)(a)
Amended and Restated Distribution Agreement dated October 1, 2010 is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 14 to the Registration Statement, filed on January 28, 2011.

(7)(b)	Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 31.

(8)	Not Applicable.

(9)(a)	Custody Agreement is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 17.

(9)(b)	Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 21 to the Registration Statement, filed on January 28, 2014.

(10)(a)	Shareholder Services Plan is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 24.

(10)(b)	Distribution Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 24.

(10)(c)	Rule 18f-3 Plan is incorporated by reference to Exhibit (n)(1) of Post-Effective Amendment No. 34 to the Registration Statement, filed on February 29, 2016.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)
Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant and Advantage Funds, Inc. is incorporated by reference to Exhibit (14) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Signature section of the N-14 Registration Statement.

(17)(a)	The Prospectus of the Registrant is incorporated herein by reference to Post-Effective Amendment No. 31.

(17)(b)
The Statement of Additional Information ("SAI") of the Registrant is incorporated herein by reference to the definitive version of the Registrant's SAI, filed pursuant to Rule 497 under the Securities Act on March 1, 2016.

(17)(c)	Administration Agreement is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 4 to the Registration Statement, filed on January 27, 2006.

______________________
*            Filed herewith.

Item 17.	Undertakings.

(1)
The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of March, 2016.

DREYFUS STOCK FUNDS

By:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Bradley J. Skapyak* Bradley J. Skapyak	President (Principal Executive Officer)	March 23, 2016

/s/ James Windels* James Windels	Treasurer (Principal Financial and Accounting Officer)	March 23, 2016

/s/ Joseph S. DiMartino* Joseph S. DiMartino	Chairman of the Board	March 23, 2016

/s/ Gordon J. Davis* Gordon J. Davis	Board Member	March 23, 2016

/s/ Joni Evans* Joni Evans	Board Member	March 23, 2016

/s/ Ehud Houminer* Ehud Houminer	Board Member	March 23, 2016

/s/ Hans C. Mautner* Hans C. Mautner	Board Member	March 23, 2016

/s/ Robin A. Melvin* Robin A. Melvin	Board Member	March 23, 2016

/s/ Burton N. Wallack* Burton N. Wallack	Board Member	March 23, 2016

*BY:	/s/ Jeff Prusnofsky
Jeff Prusnofsky
Attorney-in-Fact

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.